Exhibit C

This AMENDED AND RESTATED SHARE LENDING AGREEMENT (this "Agreement") dated as of January 24, 2018 is among HEMEN HOLDING LTD., a Cyprus private limited liability company (the "Lender"), SHIP FINANCE INTERNATIONAL LIMITED, an exempted company incorporated in Bermuda ("Ship Finance"), SFL CAPITAL II LTD., an exempted company incorporated in Bermuda (the "Initial Borrower"), and DNB Bank ASA, a public limited liability incorporated in Norway (the "Borrower").

WHEREAS, the Lender, Ship Finance and the Initial Borrower previously entered into a share lending agreement, dated as of January 25, 2013 (the "Original Share Lending Agreement"), pursuant to which the Lender loaned 6,060,606 shares of Common Stock to the Initial Borrower;

WHEREAS, the Initial Borrower, Ship Finance and Deutsche Bank AG, London Branch ("DB") entered into a share lending agreement, dated as of January 25, 2013 (the "DB Share Lending Agreement"), pursuant to which the Initial Borrower onloaned 6,060,606 shares of Common Stock to DB;

WHEREAS, the Initial Borrower, Ship Finance and DB have agreed to amend the DB Share Lending Agreement to permit DB to return 6,060,606 shares of Common Stock to the Borrower in full satisfaction of DB's obligations under the DB Share Lending Agreement, which terminated upon the delivery of such shares to the Borrower;

WHEREAS, DB may agree to deliver the 6,060,606 shares of Common Stock to the Borrower in one or more transactions from time to time;

WHEREAS, the Borrower is willing to agree to return the Maximum Number of Shares to the Lender in full satisfaction of the Initial Borrower's obligations under the Original Share Lending Agreement; and

WHEREAS, as a result of the foregoing, the Lender, Ship Finance and the Initial Borrower wish to amend the Original Share Lending Agreement to, among other things, substitute the Borrower for the Initial Borrower and extend the termination date of the agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1          Certain Definitions. The following capitalized terms shall have the following meanings:

"Bankruptcy Code" has the meaning assigned to such term in Section 8(a).

"Borrower Group" has the meaning assigned to such term in Section 2(c).

"Business Day" means a day on which regular trading occurs on the NYSE.

"Clearing Organization" means The Depository Trust Company, or, if agreed to by Borrower and Lender, such other Securities Intermediary at which the Borrower and the Lender maintain accounts, or Ship Finance's transfer agent for the Common Stock.

"Closing Price" on any day means, with respect to the Common Stock (i) if the Common Stock is listed on a U.S. securities exchange registered under the Exchange Act or is included in the OTC Bulletin Board Service (operated by the Financial Industry Regulatory Authority, Inc.), the last reported sale price, regular way, in the principal trading session on such day on such market on which the Common Stock is then listed or is admitted to trading (or, if the day of determination is not a Business Day, the last preceding Business Day) and (ii) if the Common Stock is not so listed or admitted to trading or if the last reported sale price is not obtainable (even if the Common Stock is listed or admitted to trading on such market ), the average of the bid prices for the Common Stock obtained from as many dealers in the Common Stock (which may include Borrower or its affiliates), but not exceeding three, as shall furnish bid prices available to the Lender.

"Common Stock" means shares of common stock, par value $0.01, of Ship Finance; provided that, if the Common Stock shall be exchanged or converted into any other security, assets or other consideration (including cash) as the result of any merger, consolidation, other business combination, reorganization, reclassification, recapitalization or other corporate action (including, without limitation, a reorganization in bankruptcy or liquidation or a scheme of arrangements), then, effective upon such exchange or conversion, the amount of such other security, assets or other consideration received in exchange for one share of Common Stock (without regard to any substitutions of cash in lieu of fractional securities) shall be deemed to become one share of Common Stock. For purposes of the foregoing, where a share of Common Stock may be converted or exchanged into more than a single type of consideration based upon any form of stockholder election, such consideration will be deemed to be the weighted average of the type and amounts of consideration received by holders of Ship Finance's common stock or based upon the consideration actually received by the Borrower or its affiliates in connection with such exchange or conversion. For the avoidance of doubt, the foregoing provisions shall apply in connection with the occurrence of each such event, in addition to any prior adjustments or modifications effected hereunder.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Facility Termination Date" has the meaning assigned to such term in Section 4(b).

"Foreign Private Issuer" has the meaning assigned to such terms in Section 2(c).

"Lender's Designated Account" means the securities account of the Lender maintained with Nordea Securities Services, as custodian, on the books of Bank of New York Mellon, as securities intermediary, and designated "Hemen Holding Ltd. (account number 652591)".

"Loan Period" means the period beginning on the date hereof and ending on January 24, 2023.

"Loaned Shares" means the Maximum Number of Shares transferred in a Loan hereunder and delivered to the Borrower by DB until such Common Stock (or identical Common

Stock) is transferred back to the Lender hereunder; provided that in the event of a Cash Payment (defined in Section 4(a) below), the agreed corresponding number of Loaned Shares shall be deemed the Common Stock transferred back to the Lender. If, as the result of a stock dividend, stock split or reverse stock split, the number of outstanding shares of Common Stock is increased or decreased, then the number of outstanding Loaned Shares shall be proportionately increased or decreased, as the case may be. If any new or different security or securities, assets or other consideration shall be exchanged for or converted into the outstanding shares of Common Stock as described in the definition thereof, such new or different security or securities, assets or other consideration shall, effective upon such exchange, be deemed to become a Loaned Share in substitution for the former Loaned Share for which such exchange is made and in the same proportions as described in the definition of "Common Stock." For purposes of return of Loaned Shares by the Borrower or purchase or sale of securities pursuant to Sections 3 or 10, the Borrower may return securities of the same issuer, class and quantity as the Loaned Shares as adjusted pursuant to the two preceding sentences. For the avoidance of doubt, such adjustments shall be made in connection with the occurrence of each such event, and shall be made in addition to any prior adjustments effected hereunder.

"Maximum Number of Shares" means up to 6,060,606 shares of Common Stock, subject to the following adjustments:

(a)          If, as the result of any change in nominal value, change in par value, stock dividend, stock split, reverse stock split, or any reclassification of the Common Stock, or any split-up or combination of the Common Stock, or upon any recapitalization, reorganization, merger, or consolidation, or sale of assets affecting Ship Finance or to which it is a party, or upon the redemption or cancellation by Ship Finance of the Common Stock, the number of outstanding shares of Common Stock is increased or decreased, the Maximum Number of Shares shall, effective as of the payment or delivery date of any such event, be proportionally increased or decreased, as the case may be.

(b)          If, pursuant to a merger, consolidation, other business combination, reorganization, reclassification, recapitalization or other corporate action (including, without limitation, a reorganization in bankruptcy or liquidation or a scheme of arrangement), the Common Stock is exchanged for or converted into cash, securities or other property, the Maximum Number of Shares shall, effective upon such exchange, be adjusted by multiplying the Maximum Number of Shares at such time by the number of securities, the amount of cash or the fair market value of any other property exchanged for one share of Common Stock in such event.

(c)          Upon the termination of the Loan in whole or in part pursuant to Section 4(a), the Maximum Number of Shares shall be reduced by the number of Loaned Shares under the Loan or portion thereof surrendered by the Borrower to the Lender and/or the corresponding number of Loaned Shares in respect of a Cash Payment.

"NYSE" means the New York Stock Exchange "Securities Act" means the Securities Act of 1933, as amended.

"Sales Tax" means value added tax and any other Tax of a similar nature (including, without limitation, any sales tax of any relevant jurisdiction).

"Securities Intermediary" means a "securities intermediary" as defined by Section 8-102(a)(14) of the UCC.

"Stamp Tax" means any stamp, transfer, registration, documentation or similar Tax.

"Tax" means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) imposed by any government or other taxing authority in respect of any transaction effected pursuant to or contemplated by, or any payment under or in respect of, this Agreement.

"UCC" means the Uniform Commercial Code as in effect in the State of New York on the date hereof and as it may be amended from time to time.

Section 2          Loans Of Shares; Transfers of Loaned Shares

(a)          Subject to the terms and conditions of this Agreement, the Lender hereby agrees to make available for borrowing by the Borrower on the date hereof shares of Common Stock up to, in the aggregate, the Maximum Number of Shares.

(b)          The Borrower, by written notice to the Lender in a form to be agreed to by the parties, shall agree to borrow the Loaned Shares, received by the Borrower in one or more transfers from DB, upon the terms and subject to the conditions set forth in this Agreement (the "Loan," or as context requires, a "Loan" or "any Loan"). Such Loan shall be confirmed through the book-entry settlement system of the Clearing Organization. The records maintained by the Clearing Organization shall constitute conclusive evidence with respect to such Loan, including the number of shares of Common Stock that are subject of such Loan. Notwithstanding any other provision in this Agreement, the Initial Borrower agrees that any Loan Shares delivered by DB to the Initial Borrower or its nominee other than to the Borrower pursuant and subject to the terms of the DB Share Lending Agreement, as amended, shall be promptly returned to the Lender or its nominee by the Initial Borrower; provided that all Loan Shares delivered by DB to the Borrower pursuant and subject to the terms of the DB Share Lending Agreement, as amended, shall be covered by this Agreement.

(c)          Notwithstanding anything to the contrary in this Agreement, at any time Ship Finance is not a "foreign private issuer," as such term is defined in Rule 3b-4 under the Exchange Act (a "Foreign Private Issuer"), in no event shall the Borrower be entitled to receive, or shall be deemed to receive, any Loaned Shares if, immediately upon giving effect to such receipt of such Loaned Shares, the "beneficial ownership" (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) of shares of Common Stock by the Borrower or any affiliate of the Borrower or any other person subject to aggregation with the Borrower under Section 13 of the Exchange Act and the rules promulgated thereunder or any "group" (within the meaning of such Section 13 and rules) of which the Borrower is a member (collectively, the "Borrower Group") would be equal to or greater than 8.0% or more of the outstanding shares of Common Stock. If any delivery owed to the Borrower hereunder is not made, in whole or in part, as a result of this provision, the Lender's obligation to make such delivery shall not be extinguished and the Lender shall make such delivery as promptly as practicable after, but in no event later than one Business Day after, the Borrower gives notice to the Lender that such delivery would not result in the Borrower Group directly or indirectly so beneficially owning in excess of 8.0% of the outstanding shares of Common Stock, as described above.

Section 3          Consideration. The Borrower agrees to pay the Lender a single loan fee for the Loaned Shares (a "Loan Fee") equal to $1,000. The Loan Fee may be paid by the Borrower to the Lender at any time during the Loan Period and may be credited against a Cash Payment.

Section 4          Loan Terminations.

(a)          The Borrower may terminate all or any portion of the Loan on any Business Day by giving written notice thereof to the Lender and paying to the Lender in immediately available funds such amount to be agreed to by the Borrower and the Lender corresponding to a number of agreed to Loan Shares, which shall upon the cash payment be deemed transferred to the Lender under the Loan (a "Cash Payment"). The Borrower or Lender may also terminate all or any portion of the Loan after providing the other party with written notice thereof not less than 65 calendar days, or such shorter written notice as is acceptable to both the Borrower and the Lender, prior to such termination (the "Designated Delivery Date") and by transferring on the Designated Delivery Date the corresponding number of Loaned Shares under the Loan to the Lender (or its nominee). Any such loan termination shall be effective upon delivery of the Loaned Shares or the related Cash Payment in accordance with the terms hereof.

(b)          Subject to Section 10 below, the Loan or any portion thereof outstanding on the last day of the Loan Period shall terminate on the date this Agreement terminates pursuant to Section 13 (the "Facility Termination Date") and all Loaned Shares then outstanding, or a Cash Payment, if any, shall be delivered by the Borrower to the Lender, no later than the fifth Business Day following the Facility Termination Date.

(c)          Subject to Section 10 below, if the Loan or any portion thereof is terminated upon the occurrence of a Default as set forth in Section 9, the Loaned Shares, or a Cash Payment, shall be delivered by the Borrower to the Lender, no later than the third Business Day following the termination date of such Loan.

(d)          If at any time the number of Loaned Shares outstanding under this Agreement exceeds the Maximum Number of Shares, then the outstanding Loan shall immediately terminate to the extent of such excess and, subject to Section 10 below, such excess number of Loaned Shares shall be delivered by the Borrower to the Lender, without any consideration being payable in respect thereof by the Lender to the Borrower, no later than the fifth Business Day following the first date as of which such excess exists.

(e)          For the avoidance of doubt, all obligations of the Borrower hereunder to the Lender in respect of the relevant Loaned Shares shall be satisfied upon the crediting of such Loaned Shares to the Lender's Designated Account in accordance with Section 11 below.

Section 5          Distributions.

Subject to Section 7(i), (j) and (k) and Section 8(d) below:

(a)          If at any time when there are Loaned Shares outstanding under this Agreement, Ship Finance pays a cash dividend or makes a cash distribution in respect of all its outstanding shares of Common Stock, the Borrower shall pay to the Lender (regardless of whether the Borrower is a holder of any or all of the outstanding the Loaned Shares), within three Business Days after the payment of such dividend or distribution, as the case may be, an amount in cash equal to the product of (i) the amount per share of such dividend or distribution and (ii) the number of Loaned Shares outstanding at such time; provided, that if the Borrower returns any Loaned Shares to the Lender following a record date for such a dividend or distribution on such Loaned Shares, but prior to the payment of such dividend or distribution on such Loaned Shares, the Borrower shall nonetheless pay to the Lender the amount of such dividend or distribution, as the case may be, within three Business Days after the payment of such dividend or distribution.

(b)          If at any time when there are Loaned Shares outstanding under this Agreement, Ship Finance makes a distribution in respect of all of its outstanding shares of Common Stock in property or securities, including any spin-off securities or assets, options, warrants, rights or privileges in respect of securities (other than a distribution of Common Stock, but including any spin-off securities or assets, options, warrants, rights or privileges exercisable for, convertible into or exchangeable for Common Stock) (a "Non-Cash Distribution"), the Borrower shall deliver to the Lender in kind (regardless of whether the Borrower is a holder of any or all of the outstanding Loaned Shares) within twenty Business Days after the date of such Non-Cash Distribution, the property or securities so distributed in an amount (the "Delivery Amount") equal to the product of (i) the amount per share of Common Stock of such Non-Cash Distribution and (ii) the number of Loaned Shares outstanding at such time; provided that if the Borrower returns any Loaned Shares to the Lender following a record date for such a Non-Cash Distribution on such Loaned Shares, but prior to the settlement of such Non-Cash Distribution on such Loaned Shares, the Borrower shall nonetheless deliver to the Lender the Delivery Amount in respect of such Non-Cash Distribution within twenty Business Days after the settlement date of distribution.

Section 6          Rights in Respect of Loaned Shares.

Subject to the terms of this Agreement, including the Borrower's obligation to return the Loaned Shares in accordance with the terms of this Agreement, and except as otherwise agreed by the Borrower and the Lender or the Borrower and any subsequent transferee of Loaned Shares, insofar as such person is the record owner of any such Loaned Shares, such person shall have all of the incidents of ownership in respect of any such Loaned Shares, including the right to transfer the Loaned Shares to others. The Borrower agrees that neither it nor any affiliate of it that is the record owner of any Loaned Shares that are (i) transferred hereunder and (ii) held for delivery to the Lender or held by the Borrower or its affiliates (other than any such securities that are held in the accounts of, and beneficially owned by, any unaffiliated third party, where such third party has the power to, and has, directed the vote of such securities) shall vote such Loaned Shares on any matter submitted to a vote of Ship Finance's stockholders; provided that, if by failing to vote such Loaned Shares there shall not be a quorum at any meeting of stockholders relating to such a matter, the Borrower shall vote its shares proportionately to the votes of all other stockholders voting on such matter at such meeting.

Section 7          Representations and Warranties.

(a)          Each of the Borrower, the Lender and Ship Finance represent and warrant to the other that:

(i)          it has full power to execute and deliver this Agreement, to enter into the Loans contemplated hereby and to perform its obligations hereunder;

(ii)          it has taken all necessary action to authorize such execution, delivery and performance;

(iii)          this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, subject to applicable liquidation, bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto; and

(iv)          the execution, delivery and performance of this Agreement does not and will not violate, contravene, or constitute a default under, (A) its articles or certificate of incorporation, memorandum of association, articles of association, or bye-laws, as the case may be, or other governing documents, (B) any laws, rules or regulations of any governmental authority to which it is subject, (C) any contracts, agreements or instrument to which it is a party or (D) any judgment, injunction, order or decree by which it is bound.

(b)          The Lender and Ship Finance each represent and warrant to the Borrower that the Loaned Shares and all other outstanding shares of Common Stock of Ship Finance have been duly authorized and are duly authorized, validly issued, fully paid and nonassessable shares of Common Stock, and the stockholders of Ship Finance have no preemptive rights with respect to such Loaned Shares.

(c)          [Reserved]

(d)          The Lender and Ship Finance each represents and warrants to the Borrower that as of the date hereof the outstanding shares of Common Stock are listed on the NYSE and such Loaned Shares have been approved for listing on NYSE.

(e)          The Lender and Ship Finance each represents and warrants to the Borrower, as of any date Loaned Shares are transferred to the Borrower, the Lender is not "insolvent" (as such term is incorporated in the context of Bermuda's Companies Act 1981, as amended) or unable to pay its debts taking into account contingent and prospective obligations.

(f)          The Lender represents and warrants to the Borrower that, as of the date hereof, the Lender is not, and will not be required to register as, an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

(g)          The Lender represents and warrants to the Borrower that:

(i)          it is currently, and in the past has been, in compliance with its reporting obligations with respect to the Shares under Sections 13(d) and (g) of the Exchange Act, and the Lender covenants to the Borrower that it will continue for the duration of the stock loan transactions subject to this Agreement to be in compliance with any reporting obligations applicable to it under Sections 13(d) and (g) of the Exchange Act (including with respect to this Transaction).

(ii)          The shares of Common Stock loaned by the Lender to the Borrower or the Initial Borrower have not been acquired for the purpose of lending to the Borrower under this Agreement.

(iii)          it is the sole beneficial owner of any shares of Common Stock loaned under this Agreement, and it has good and valid title to all such shares free and clear of any liens, claims, security interests and encumbrances.

(h)          The Lender represents and warrants to the Borrower that it is not engaged in a trade or business in the United States for federal income tax purposes. Ship Finance represents and warrants to the Borrower that it does not derive income which is effectively connected with the conduct of a trade or business in the United States for federal income tax purposes.

(i)          Each party agrees that it will upon written demand of the other party deliver to such other party (or to any government or other taxing authority as such other party directs), any form or document and provide such other cooperation or assistance as may (in either case) reasonably be required in order to allow such other party to make a payment under this Agreement without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document, or the provision of such cooperation or assistance, would not materially prejudice the legal or commercial position of the party in receipt of such demand). Any such form or document shall be accurate and completed in a manner reasonably satisfactory to such other party and shall be executed and delivered with any reasonably required certification by such date as is agreed between the parties or, failing such agreement, as soon as reasonably practicable.

(j)          The Lender acknowledges that the Borrower intends to rely upon the representation and warranty in Section 7(j), and upon any documentation provided pursuant to Section 8(d), in determining the extent, if any, to which the Borrower is obligated to make any deduction or withholding of present or Taxes with respect to any payment by the Borrower under this Agreement. On the basis of such reliance and assuming no notice is made pursuant to the second sentence of Section 7(j), the Borrower will make each payment described in Sections 5(a)

and 5(b) without withholding or deduction for or on account of any Taxes. The previous sentence shall not apply if, at any time during a period in which this Agreement is in effect, (i) the Borrower is required by law to collect any withholding or deduction for or on account of any Tax from such payment described in Sections 5(a) and 5(b); (ii) the Borrower concludes in its reasonable judgment that such withholding or deduction is necessary or appropriate to protect the Borrower from potential withholding tax liability; or (iii) there is a failure of a representation made by the Lender pursuant to Section 7(j) to be accurate and true or the Lender fails to provide any forms, documents or certificates pursuant to Section 8(e) which are necessary to relieve the Borrower from the obligation to withhold any Tax from such payment; provided, however, that the Borrower shall use commercially reasonable efforts to avoid having to make any such withholding or deduction, including informing the Lender of any forms, documents or certificates which the Borrower reasonably believes are required in order to avoid having to make any such withholding of deduction. In that case, the Borrower shall notify the Lender of its intent to make such withholding or deduction as soon as practicable, and shall pay to the relevant authorities the full amount to be deducted or withheld. The Borrower shall have no obligation to pay any additional amounts in respect of such withholding or deduction to the Lender. This paragraph does not in any way limit the requirement of the Borrower to withhold on payments made to the Lender under FATCA. As used herein, "FATCA" means Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and, any current or future regulations or official interpretations thereof or other official guidance; any intergovernmental agreement between the U.S. and any other jurisdiction; and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

(k)          The representations and warranties of the Borrower and the Lender under this Section 7 shall remain in full force and effect at all times during the term of this Agreement and shall survive the termination for any reason of this Agreement.

Section 8          Covenants.

(a)          The parties hereto acknowledge that the Loan is intended to be a "securities contract," as such term is defined in Section 741(7) of the Bankruptcy Code; and (ii) each and every transfer of funds, securities and other property under this Agreement is intended to be a "settlement payment" or a "margin payment," as such terms are used in Sections 362(b)(6) and 546(e) of the U.S. Bankruptcy Code (the "Bankruptcy Code").

(b)          Upon the request of the Lender, at any time Ship Finance is not a Foreign Private Issuer, Ship Finance shall promptly provide the Lender a written confirmation of its Outstanding Shares as of the date of such request. The "Outstanding Shares" as of any day is the number of shares of Common Stock outstanding on such day, including all outstanding Loaned Shares.

(c)          The Borrower covenants and agrees with the Lender that it will not transfer or dispose of any Loaned Shares transferred to the Borrower by the Lender as a Loan hereunder of which it is the record owner except pursuant to the terms of this Agreement and in compliance with applicable laws.

(d)

(i)          Notwithstanding anything to the contrary in Section 7(j), all payments under this Agreement shall be made without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required by any applicable law.

(ii)          Except as otherwise agreed, if the Borrower is so required to deduct or withhold, then the Borrower shall:

(1)	promptly notify the Lender of such requirement;

(2)	pay or otherwise account for the full amount required to be deducted or withheld to the relevant authority; and,

(3)	upon written demand of the Lender, forward to the Lender documentation reasonably acceptable to the Lender, evidencing such payment to such authorities.

(iii) Unless otherwise agreed, the Borrower hereby undertakes promptly to pay and account for any Stamp Tax chargeable in connection with any transaction effected pursuant to or contemplated by this Agreement (other than any Stamp Tax that would not be chargeable but for the Lender's failure to comply with its obligations under this Agreement). The Borrower shall indemnify and keep indemnified the Lender against any liability arising as a result of the Borrower's failure to comply with its obligations under this subsection 8(d)(iii).

(iv)          All sums payable by one party to another under this Agreement are exclusive of any Sales Tax chargeable on any supply to which such sums relate and an amount equal to such Sales Tax shall in each case be paid by the party making such payment on receipt of an appropriate Sales Tax invoice.

(v)          Subject to Section 13(a), unless otherwise agreed, amounts payable by one party to another under this Agreement shall be determined by reference to applicable law as at the date of the relevant payment and no adjustment shall be made to amounts paid under this Agreement as a result of: (A) any retrospective change in applicable law which is announced or enacted after the date of the relevant payment; or (B) any decision of a court of competent jurisdiction which is made after the date of the relevant payment (other than where such decision results from an action taken with respect to this Agreement or amounts paid or payable under this Agreement).

(e)          Ship Finance will provide a written notice to the Borrower immediately upon becoming aware that Ship Finance is not or will no longer be a Foreign Private Issuer.

(f)          Ship Finance shall report the stock loan transaction(s) pursuant to this Agreement and effect thereof to the extent required under the Exchange Act.

(g)          The Lender and Ship Finance agree to use commercially reasonable efforts to maintain records sufficient to demonstrate that any and all Loaned Shares hereunder are shares of Common Stock that the Borrower borrowed from the Lender under this Agreement.

Section 9          Events of Default.

(a)          The Loan may, at the option of the non-defaulting party by a written notice to the defaulting party, be terminated two Business Days following such notice on the occurrence of any of the events set forth below (each, a "Default"):

(i)          The Borrower fails to deliver Loaned Shares to the Lender as required by Section 4, if such failure is not remedied on or before the seventh Business Day after notice of such failure is given to the Borrower;

(ii)          The Borrower fails to deliver or pay to the Lender when due any cash, securities or other property as required, and subject to the provisions of, by Section 5, if such failure is not remedied on or before the seventh Business Day after notice of such failure is given to the Borrower;

(iii)          the filing by or on behalf of any party of a voluntary petition or an answer seeking reorganization, arrangement, readjustment of its debts or for any other relief under any liquidation, bankruptcy, reorganization, receivership, compromise, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency, winding-up or liquidation or similar act or law, of any state, federal or other applicable foreign jurisdictions, now or hereafter existing ("Bankruptcy Law"), or any action by such party for, or consent or acquiescence to, the appointment of a receiver, trustee, conservatory, custodian or similar official of such party, or of all or a substantial part of its property; or the making by such party of a general assignment for the benefit of creditors; or the admission by such party in writing of its inability to pay its debts as they become due;

(iv)          the filing of any involuntary petition against any party in bankruptcy or seeking reorganization, arrangement, readjustment of its debts or for any other relief under any Bankruptcy Law and an order for relief by a court having jurisdiction in the premises shall have been issued or entered therein; or any other similar relief shall be granted under any applicable federal or state law or law of any other applicable foreign jurisdictions; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers over such party or over all or a part of its property shall have been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of such party or of all or a substantial part of its property or the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of such party; and continuance of any such event for 15 consecutive calendar days unless dismissed, bonded to the satisfaction of the court having jurisdiction in the premises or discharged;

(v)          The Borrower, the Lender or Ship Finance fails to provide any indemnity as required by Section 12; provided, that the Borrower may waive such Default by the Lender or Ship Finance, as the case may be, in its sole discretion, and either the Lender or Ship Finance may waive such Default by the Borrower in its sole discretion;

(vi)          The Borrower notifies the Lender and/or Ship Finance, or either the Lender or Ship Finance notifies the Borrower, of its inability or intention not to perform its obligations hereunder, or otherwise disaffirms, rejects or repudiates any of its obligations hereunder; or

(vii)          Any representation made by the Borrower, the Lender or Ship Finance under this Agreement in connection with any Loan or Loans hereunder shall be incorrect or untrue in any material respect during the term of any Loan hereunder or the Borrower, the Lender or Ship Finance fails to comply in any material respect with any of its covenants under this Agreement.

Section 10          Right to Extend; Remedies.

(a)          Notwithstanding anything else in this Agreement, (x) if as a result of complying with Section 4 and at any time Ship Finance is not a Foreign Private Issuer, the Borrower Group would beneficially own more than 8.0% of the Outstanding Shares, then the Borrower shall be permitted to extend the delivery due date for all or a portion of the corresponding delivery obligation to permit the Borrower to return, as promptly as reasonably practicable but subject to applicable law, regulation or policy, such Loaned Shares through one transaction or a series of transactions without causing the Borrower Group to become, directly or indirectly, a beneficial owner of more than 8.0% of the Outstanding Shares at such time, and (y) without limiting the foregoing, the Borrower shall be permitted to extend the delivery due date for all or a portion of the corresponding delivery obligation to if the Borrower reasonably determines in good faith upon advice of counsel that such extension is reasonably necessary to enable the Borrower (or any of its affiliates), due to illiquidity or otherwise, to effect purchases of shares of Common Stock in connection with this Agreement in a manner that would be in compliance with legal and regulatory requirements (i) applicable to the Borrower or such affiliates in purchasing such shares of Common Stock or (ii) if the Borrower were deemed to be the Lender or Ship Finance or an affiliated purchaser of the Lender or Ship Finance, that would be applicable to the Lender or Ship Finance in purchasing such shares of Common Stock.

(b)          Notwithstanding anything to the contrary herein, if all or a portion of a Loan terminates pursuant to Section 4 and, on the date on which the related Loaned Shares are due to the Lender, the purchase or borrow of shares of Common Stock in an amount equal to all or any portion of the number of Loaned Shares to be delivered in accordance with Section 4 shall (A) be prohibited by any law, rules or regulation of any governmental authority to which it is or would be subject (including rules or codes of conduct generally applicable to members of any self-regulatory organization of which the Borrower is a member or to the regulation of which it is subject (whether or not such rules or codes of conduct are imposed by law or have been voluntarily adopted by the Borrower)) or would be unadvisable if the Borrower or its affiliate were to effect such purchases of Loaned Shares as if the Borrower or its affiliate, as the case may be, were the Lender or an affiliated purchaser of the Lender while remaining in compliance with such law, rules, regulations or codes of conduct, (B) violate, or would upon such purchase or borrow likely violate, any order or prohibition of any court, tribunal or other governmental authority, (C) require the prior consent of any court, tribunal or governmental authority prior to any such purchase, (D) subject the Borrower or its affiliate making such purchase or borrow, in its commercially reasonable judgment exercised in good faith, to any liability or potential liability under any applicable federal securities laws (including, without limitation, at any time the Lender is not a Foreign Private Issuer, Section 16 of the Exchange Act), or (E) be commercially impracticable, in the reasonable judgment of the Borrower, as a result of a demonstrable legal or regulatory impediment (including regulations of self-regulatory organizations) to such purchases in the time period required by Section 4 (each of (A), (B), (C), (D) and (E), a "Legal Obstacle"), then, in each case, the Borrower shall immediately notify the Lender of the Legal Obstacle and the basis therefor, whereupon the Borrower's obligations under Section 4 shall be suspended until such time as no Legal Obstacle with respect to such obligations shall exist (a "Repayment Suspension"); provided that, in the case of an inability of the Borrower to return such purchase of Common Stock or the delivery of such Common Stock to the Lender shall be impracticable under clause (E) above, the Borrower shall take all commercially reasonable steps to purchase such Common Stock as soon as possible after the cause of such inability shall be rectified. Following the occurrence of and during the continuation of any Repayment Suspension, the Borrower shall use commercially reasonable best efforts to remove or cure the Legal Obstacle as soon as practicable; provided that (except in circumstances where the Legal Obstacle resulted from the failure by the Borrower to comply with applicable securities laws or regulations or the rules of a securities self-regulatory organization) the Lender shall promptly reimburse all reasonable costs and expenses (including of legal counsel to the Borrower) incurred, or, at the Borrower's election, provide adequate surety or guarantee for any such costs and expenses that may be incurred, by the Borrower, in each case in removing or curing any Legal Obstacle described in Clause (A), (B), (C), (D) or (E) immediately above. If the Borrower cannot remove or cure the Legal Obstacle within five Business Days, then the Lender shall have the right at any time thereafter, upon prior written notice, to require the Borrower to elect to either (a) pay to the Lender, in lieu of the delivery of Loaned Shares in accordance with Section 4(c), the Replacement Cash (as defined below) within five Business Days of such notification (with the Average Closing Price in such case measured over the ten consecutive Business Day period ending on the Business Day immediately preceding such notification date) or (b) provide collateral to the Lender in lieu, and with a value equal to, the Replacement Cash. If the Borrower is unable to remove or cure the Legal Obstacle within 30 Business Days of the termination of the Loan under Section 4, then the Borrower shall, upon the written request of the Lender, pay to the Lender, in lieu of the delivery of Loaned Shares in accordance with Section 4, an amount in immediately available funds (the "Replacement Cash") equal to the product of the Average Closing Price and the number of Loaned Shares otherwise required to be delivered. Such payment will be made by the Borrower, and the Borrower shall notify the Lender of the Average Closing Price and expected date of such payment, as soon as practicable after the determination of the Average Closing Price by the Borrower pursuant to the terms of this Agreement. As used herein, "Average Closing Price" is the average Closing Price during the ten consecutive Business Day period ending on the Business Day immediately preceding such 30th Business Day multiplied by (B) the number of Loaned Shares then outstanding.

(c)          Upon the termination of the Loan by the Lender under Section 9, the Borrower may, with the prior consent of, and in consultation with, the Lender, in lieu of the delivery of Loaned Shares in accordance with Section 4(c), pay to the Lender within 10 Business Days of receiving such request or such other time period as the Lender and the Borrower may agree, Replacement Cash in respect of all or a portion of the relevant Loaned Shares equal to the product of the Average Closing Price or Closing Price and the number of Loaned Shares otherwise required to be delivered. Such payment will be made by the Borrower, and the Borrower shall notify the Lender of the Average Closing Price or Closing Price, as applicable, and expected date of such payment, as soon as practicable after the determination of the Average Closing Price or Closing Price by the Borrower pursuant to the terms of this Agreement.

(d)          If the Borrower shall fail to deliver Loaned Shares to the Lender when due or in accordance with Section 10(a) or 10(b) above, then, in either case, in addition to any other remedies available to the Lender under this Agreement or under applicable law, the Lender shall have the right (upon prior written notice to the Borrower) to purchase a like amount of Loaned Shares ("Replacement Shares") in the principal market for such securities in a commercially reasonable manner; provided that if any Repayment Suspension or failure to deliver shall exist and be continuing, the Lender may not exercise its right to purchase Replacement Shares unless the Borrower shall fail to deliver the Loaned Shares or pay the Replacement Cash to the Lender when due in accordance with Section 10(a) or (b) above. To the extent the Lender shall exercise such right, the Borrower's obligation to return a like amount of Loaned Shares or to pay the Replacement Cash, as applicable, shall terminate and the Borrower shall be liable to the Lender for the purchase price of Replacement Shares (plus all other amounts, if any, due to the Lender hereunder), all of which shall be due and payable within three Business Days of notice to the Borrower by the Lender of the aggregate purchase price of the Replacement Shares. The purchase price of Replacement Shares purchased under this Section 10 shall include broker's fees and commissions or other reasonable costs, fees and expenses related to such purchase.

Section 11          Transfers.

(a)          All transfers of Loaned Shares to the Borrower hereunder shall be made by the crediting by a Clearing Organization of such Loaned Shares to the Borrower's "securities account" (within the meaning of Section 8-501 of the UCC) maintained with such Clearing Organization, which shall be Citibank DTC# 908 Account Number 208132, or such other account as the Borrower shall inform the Lender. All transfers of Loaned Shares to the Lender hereunder shall be made by the crediting of such Loaned Shares to the Lender's Designated Account (whereupon, for the avoidance of doubt, such Loaned Shares credited to the Lender's Designated Account shall become the property of the Lender, and the Borrower shall have no voting, dispositive control or pecuniary interest with respect thereto). In every transfer of "financial assets" (within the meaning of Section 8-102 of the UCC) hereunder, the transferor shall take all steps necessary (i) to effect a delivery to the transferee under Section 8-301 of the UCC, or to cause the creation of a security entitlement in favor of the transferee under Section 8-501 of the UCC, (ii) to enable the transferee to obtain "control" (within the meaning of Section 8-106 of the UCC), and (iii) to provide the transferee with comparable rights under any applicable foreign law or regulation that is applicable to such transfer.

(b)          All transfers of cash hereunder to the Borrower or the Lender shall be by wire transfer in immediately available, freely transferable funds, or, at the Borrower's election and notice to the Lender, delivered to an account of the Lender maintained at the Borrower or an affiliate of the Borrower.

(c)          A transfer of securities or cash may be effected under this Section 11 on any day except a day on which the transferee is closed for business at its address set forth in Section 15 or Section 2 or a day on which a Clearing Organization or wire transfer system is closed, if the facilities of such Clearing Organization or wire transfer system are required to effect such transfer.

(d)          The rights and duties of the Borrower under this Agreement may not be assigned or transferred by the Borrower without the prior written consent of the Lender, such consent not to be unreasonably withheld; provided that the Borrower may assign or transfer any of its rights or duties hereunder to the Borrower's ultimate parent entity or any directly or indirectly wholly-owned subsidiary or affiliate of the Borrower's ultimate parent entity (a "Permitted Transferee") without the prior written consent of the Lender as long as such Permitted Transferee is of equal or better credit rating as the Borrower or is guaranteed by the Borrower or an entity of equal or better credit rating as the Borrower.

(e)          The rights and duties of the Lender or Ship Finance under this Agreement may not be assigned or transferred by the Lender or Ship Finance, as the case may be, without the prior written consent of the Borrower.

(f)          Any purported transfer that is not in compliance with Section 11(d) or 11(e) of this agreement, as the case may be, shall be null and void.

Section 12          Indemnities.

(a)          The Borrower hereby agrees to indemnify and hold harmless the Lender and its affiliates and its former, present and future directors, officers, employees and other agents and representatives from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, liens, taxes, penalties, obligations and expenses incurred or suffered by any such person or entity directly or indirectly arising from, by reason of, or in connection with, (i) any breach by the Borrower of any of its representations or warranties contained in Section 7 or (ii) any breach by the Borrower of any of its covenants or agreements in this Agreement.

(b)          The Lender hereby agrees to indemnify and hold harmless the Borrower and Ship Finance and their affiliates and their former, present and future directors, officers, employees and other agents and representatives from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, liens, taxes, penalties, obligations and expenses incurred or suffered by any such person or entity directly or indirectly arising from, by reason of, or in connection with (i) any breach by the Borrower of any of its representations or warranties contained in Section 7 or (ii) any breach by the Borrower of any of its covenants or agreements in this Agreement.

(c)          In case any claim or litigation which might give rise to any obligation of a party under this Section 12 (each an "Indemnifying Party") shall come to the attention of the party seeking indemnification hereunder (the "Indemnified Party"), the Indemnified Party shall promptly notify the Indemnifying Party in writing of the existence and amount thereof; provided that the failure of the Indemnified Party to give such notice shall not adversely affect the right of the Indemnified Party to indemnification under this Agreement, except to the extent the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall promptly notify the Indemnified Party in writing if it accepts such claim or litigation as being within its indemnification obligations under this Section 12. Such response shall be delivered no later than 30 days after the initial notification from the Indemnified Party; provided that, if the Indemnifying Party reasonably cannot respond to such notice within 30 days, the Indemnifying Party shall respond to the Indemnified Party as soon thereafter as reasonably possible.

(d)          An Indemnifying Party shall be entitled to participate in the defense of any claim and, to the extent that it shall wish, jointly with any other Indemnifying Party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party (who shall not, except with the consent of the Indemnified Party, be counsel to the Indemnifying Party), and, after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Party, in connection with the defense thereof other than reasonable costs of investigation. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (regardless of whether the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party. An Indemnified Party shall not make any settlement of any claim or litigation under this Section 12 without the written consent of the Indemnifying Party.

Section 13          Termination of Agreement.

(a)          This Agreement shall terminate on the first Business Day following the last day of the Loan Period, and may be terminated earlier (i) at any time by the written agreement of the Lender and the Borrower, (ii) by the Lender or the Borrower upon the occurrence of a Default of the other party, or (iii) by the Lender in the event of a material change in the Tax laws of any jurisdictions where the parties are resident for Tax purposes.

(b)          Unless otherwise agreed by the Borrower and the Lender, the provisions of Section 12 shall survive the termination of this Agreement.

Section 14          [Reserved]

Section 15          Notices.

(a)          All notices and other communications hereunder shall be in writing and if delivered in person, by courier or mail shall be deemed to have been duly given when received,

and if delivered by email shall be deemed to have been duly given when sent, provided such email was sent to the correct email address.

(b)          All such notices and other communications shall be directed to the following address:

(i)          If to the Borrower:

DNB Markets
Dronning Eufemias Gate 30, 0191 Oslo
Norway
Phone: +47 2416 9220
Email: sec.lending@dnb.no

(ii)          If to the Lender to:

Hemen Holding Ltd.
c/o Seatankers Management Co. Ltd.
P.O. Box 53562
CY-3399 Limassol
Cyprus
Attention: Spyros Episkopou
Phone: +357 25 858300
Email: Spyros.Episkopou@seatankers.com.cy

(iii)          If to Ship Finance to:

André Reppen
c/o Ship Finance Management AS
P.O. Box 1327 Vika
0112 Oslo
Norway
Phone: +47 23114000
Fax: +47 23114035
Email: andre.reppen@shipfinance.no

Courier address:

André Reppen
c/o Ship Finance Management AS
Bryggegata 3 0250 Oslo
Norway
Phone: +47 23114000
Fax: +47 23114035
Email: andre.reppen@shipfinance.no

(c)          In the case of any party, at such other address or email address as may be designated by written notice to the other parties.

Section 16          Governing Law; Submission To Jurisdiction; Severability.

(a)          This Agreement shall be governed by and construed in accordance with the laws of the State of New York, but excluding any choice of law provisions that would require the application of the laws of a jurisdiction other than New York.

(b)          EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY SUCH COURT, SOLELY FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT TO ENFORCE ITS OBLIGATIONS HEREUNDER OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY LOAN HEREUNDER AND (B) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF ITS PLACE OF RESIDENCE OR DOMICILE.

(c)          EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT THAT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(d)          The Lender hereby appoints Seward & Kissel LLP, One Battery Park Plaza, New York, NY 10004, as agent for service of process.

(e)          To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid.

Section 17          Counterparts. This Agreement may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto to have executed this Agreement as a Deed as of the date and year first above written.

SFL CAPITAL II LTD., as the Initial Borrower

By:	/s/ Ole Bjarte Hjertaker
Name:	Ole Bjarte Hjertaker
Title:	Attorney-in-Fact

By:
Name:
Title:

DNB Bank ASA as the Borrower

By:	/s/ Kjell Arne Bergene
Name:	Kjell Arne Bergene
Title:	Senior Vice President

HEMEN HOLDING LTD. as the Lender

By:	/s/ Spyros Episkopou
Name:	Spyros Episkopou
Title:	Director

SHIP FINANCE INTERNATIONAL LIMITED

By:	/s/ Ole Bjarte Hjertaker
Name:	Ole Bjarte Hjertaker
Title:	Attorney-in-Fact